Exhibit 99.1

Acer Therapeutics Reports Second Quarter 2019 Financial Results and Provides Corporate Update

NEWTON, MA – August 13, 2019 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today reported financial results for the second quarter ended June 30, 2019 and provided an update on the Company’s recent corporate developments.

“Following receipt of the previously announced EDSIVO™ Complete Response Letter, we plan to meet with the FDA to better understand its views. We are continuing to evaluate paths forward for EDSIVO™ on behalf of the COL3A1+ vascular Ehlers-Danlos syndrome patients, who currently have no approved treatment options,” said Chris Schelling, CEO and Founder of Acer. “As we continue to proactively manage our cash, we have taken prudent steps, including a significant restructuring of the Company, to allow for the continued advancement of our pipeline products through the end of 2020. We look forward to reporting progress on a number of important milestones throughout the second half of 2019 and into 2020.”

Second Quarter 2019 and Recent Events

•	ACER-001 Investigational New Drug (IND) application cleared for initiation of pivotal bioequivalence bridging and taste assessment trials of ACER-001 compared to sodium phenylbutyrate
•

Disclosed osanetant clinical development plan for patients with induced Vasomotor Symptoms (iVMS), which may include patients receiving tamoxifen treatment for breast cancer and/or leuprolide treatment for prostate cancer and/or women who elect to have prophylactic bilateral oophorectomy (surgical removal of ovaries) where Hormone Replacement Therapy (HRT) is likely contraindicated

•	Ended the second quarter with $23.5 million in cash and cash equivalents, which the Company believes will be sufficient to fund its current operating and capital requirements through the end of 2020

Upcoming Milestones

•	EDSIVO™
o	Conduct Type A meeting with FDA in Q3 2019 to discuss EDSIVO™ Complete Response Letter
•	ACER-001:
o	Conduct Type C meeting with FDA in 2H 2019 to discuss ACER-001 development plans
o	Initiate ACER-001 pivotal bioequivalence bridging and taste assessment trials in Q4 2019
o	Submit ACER-001 New Drug Application (NDA) for UCD patients in mid-2020, assuming successful outcomes in bridging trials and sufficient drug product stability data to enable NDA filing

•	Osanetant:
o	Submit osanetant IND in Q4 2019
o

Initiate Phase 1/2 trial in mid-2020 evaluating osanetant in patients with iVMS, which may include patients receiving tamoxifen treatment for breast cancer and/or leuprolide treatment for prostate cancer and/or women who elect to have prophylactic bilateral oophorectomy (surgical removal of ovaries) where Hormone Replacement Therapy (HRT) is likely contraindicated

Financial Results for the Second Quarter 2019

In order to reduce operating expenses and conserve cash resources, the Company implemented a corporate restructuring initiative on June 28, 2019 which included a reduction of approximately 60% of its full-time workforce of 48 employees and a halt of pre-commercial activities for EDSIVO™. The Company implemented the restructuring in light of the Complete Response Letter received from the FDA after market close on June 24, 2019 regarding its NDA for EDSIVO™ for the treatment of vascular Ehlers-Danlos syndrome (vEDS). The Company recorded a one-time severance-related charge of approximately $1.5 million associated with the workforce reduction in the second quarter of 2019.

Cash position. Cash and cash equivalents were $23.5 million as of June 30, 2019, compared to $41.7 million as of December 31, 2018. The Company believes its cash position will be sufficient to fund its current operating and capital requirements through the end of 2020.

Research and Development Expenses. Research and development expenses were $4.2 million during the three months ended June 30, 2019, compared to $2.7 million during the three months ended June 30, 2018. This increase of $1.5 million was principally due to a $1.1 million increase in employee-related expenses, which included expense of $0.5 million related to the restructuring. The remaining increase in research and development expenses was primarily due to increases in expenses related to manufacturing services, partially offset by decreases in spending for research services. Research and development expenses for the three months ended June 30, 2019 were primarily comprised of approximately $3.0 million related to EDSIVO™ and approximately $1.0 million related to ACER-001.

General and Administrative Expenses. General and administrative expenses were $6.9 million for the three months ended June 30, 2019 compared to $2.2 million for the three months ended June 30, 2018. The increase of $4.7 million was primarily due to a $2.7 million increase in employee-related expenses, which included expense of $1.0 million related to the restructuring. The remaining increase in general and administrative expenses was primarily due to increases in expenses related to pre-commercial activities and professional services.

Net Loss. Net loss for the three months ended June 30, 2019 was $11.0 million, or $1.09 loss per share (basic and diluted), compared to a net loss of $4.8 million, or $0.64 loss per share (basic and diluted), for the three months ended June 30, 2018. The increase in loss per share (basic and diluted) was driven largely by increases in employee-related expenses, which included expenses related to the restructuring, as well as increases in expenses related to pre-commercial activities, expenses related professional services, and expenses related to manufacturing services, partially offset by a decrease in spending for contract research and by an increase in the number of shares outstanding at June 30, 2019 as compared to June 30, 2018.

For additional information, please see Acer’s Quarterly Report on Form 10-Q filed today with the SEC.

About Acer Therapeutics

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes three clinical-stage candidates: EDSIVO™ (celiprolol) for the treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; ACER-001 (a fully taste-masked, immediate release formulation of sodium phenylbutyrate) for the treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); and osanetant for the treatment of induced Vasomotor Symptoms (iVMS) where Hormone Replacement Therapy (HRT) is likely contraindicated. Acer’s product candidates are believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and/or accelerated paths for development through specific programs and procedures established by the FDA.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenues, projected expenses, regulatory actions or approvals, cash position, liquidity, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to expectations regarding our capital resources; the anticipated future reduction in operating and cash conservation benefits associated with our corporate restructuring initiative; the potential for EDSIVO™ (celiprolol), ACER-001 and osanetant to safely and effectively treat diseases and to be approved for marketing; the commercial or market opportunity of any of our product candidates in any target indication; the adequacy of our capital to support our future operations and our ability to successfully initiate and complete clinical trials and regulatory submissions; our progress toward possible approval for EDSIVO™; the ability to protect our intellectual property rights; our strategy and business focus; and the development, expected timeline and commercial potential of any of our product candidates. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, our ability to reduce our operating expenses and conserve cash on a net basis as a result of our prior or any future corporate restructuring initiative, the availability of sufficient resources to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, the substantial costs and diversion of management’s attention and resources which could result from securities class action litiation, risks related to the drug development and the regulatory approval process, including the timing of regulatory actions, and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

ACER THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	June 30,
	2019	2018

Operating expenses:
Research and development	$4,246,244	$2,688,159
General and administrative	6,919,476	2,227,947
Loss from operations	(11,165,720)	(4,916,106)

Other income, net:
Interest income	143,884	36,555
Foreign currency transaction (loss) gain	(19,671)	44,061
Total other income, net	124,213	80,616

Net loss	$(11,041,507)	$(4,835,490)

Net loss per share - basic and diluted	$(1.09)	$(0.64)

Weighted average common shares outstanding - basic and diluted	10,090,883	7,497,433

SELECTED BALANCE SHEET DATA (Unaudited):

	June 30,	December 31,
	2019	2018

Cash and cash equivalents	$23,488,195	$41,671,284

Prepaid expenses and other current assets	$792,230	$1,075,021

Property and equipment, net	$186,034	$130,867

Total assets	$32,801,291	$50,663,419

Total liabilities	$5,248,780	$5,580,261

Total stockholders’ equity	$27,552,511	$45,083,158

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-535-7743

hans@lifesciadvisors.com

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

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